  Exhibit 99.1

Issuer Direct Reports Fourth Quarter and Full Year 2019 Results

Total Revenue Increases 9% Compared to Fourth Quarter 2018, 14% Year Over Year, Driven by our Platform and Technology Revenue Increasing 19% and 24%, respectively, to 66% of Total Revenue for the Year

RALEIGH, NC / ACCESSWIRE / February 27, 2020 / Issuer Direct Corporation (NYSE American: ISDR) (the "Company"), an industry-leading communications and compliance company, today reported its operating results for the three months and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights:

●
Total revenue was $3,959,000, a 9% increase from $3,648,000 in Q4 2018 and a 1% decrease from $4,019,000 in Q3 2019.
●
Platform and Technology revenue increased 19% from Q4 2018 and decreased 2% from Q3 2019.
●
Overall gross margin was 67%, compared to 71% in Q4 2018 and 70% in Q3 2019.
●
Platform and Technology gross margin was 71%, down from 78% in Q4 2018 and 74% in Q3 2019.
●
GAAP earnings per diluted share was $0.02 compared to $0.02 in Q4 2018 and $0.05 in Q3 2019.
●
The Company generated cash flows from operations of $909,000 compared to $716,000 in Q4 2018 and $1,160,000 in Q3 2019.
●
During the quarter, the Company repurchased 51,190 of its shares at a total aggregate value of $534,000, under the Company’s $1,000,000 share repurchase program announced on August 7, 2019.

Full Year 2019 Highlights:

●
Total revenue was $16,295,000, a 14% increase from $14,232,000 in 2018.
●
Platform and Technology revenue increased 24% from 2018.
●
Overall gross margin was 69%, compared to 71% in 2018.
●
Platform and Technology gross margin was 73%, compared to 79% in 2018.
●
GAAP earnings per diluted share was $0.18 compared to $0.24 in 2018.
●
The Company generated cash flows from operations of $2,864,000 compared to $2,869,000 in 2018.
●
On January 3, 2019, the Company completed the acquisition of the VisualWebcaster Platform from Onstream Media Corporation.
●
During the year, the Company repurchased 76,170 of its shares at a total aggregate value of $769,000, under the Company’s $1,000,000 share repurchase program announced on August 7, 2019.

Customer Count Metrics:

●
During the quarter, the Company worked with 1,501 publicly traded customers, compared to 1,416 during the same period last year.
●
During the quarter, the Company worked with 1,092 privately held customers compared to 817 during the same period last year.

Brian Balbirnie, CEO of Issuer Direct, commented, "We had a good year, total revenue grew 14% compared to 2018, and excluding the impact of the industry-wide loss of the investment commentary business, our ACCESSWIRE revenue increased 44% on a year over year basis. We believe this growth and our distribution expansion, digital strategy and upgraded platform set us up nicely for 2020.”

Mr. Balbirnie added, "Looking ahead, and as we have mentioned in prior periods, our conference software business is on track and with a solid fourth quarter and strong pipeline, we are expecting increased contribution from this product in the upcoming year.”

Mr. Balbirnie concluded, “There’s a lot of good coming out of last year. We made significant investments in people, partnerships, systems and distribution, which has impacted our bottom line, but we believe it will benefit us in the long-term. Lastly, our Platform & Technology segment now accounts for 66% of our overall revenues. We ended the year with 255 total Platform id. subscriptions, or slightly over $2 million in recurring revenues, which we also expect to increase in 2020.”

Financial Results for the Fourth Quarter Ended December 31, 2019:

Total revenue for the fourth quarter of 2019 was $3,959,000, compared to $3,648,000 for the same period of 2018, an increase of $311,000, or 9%. Revenue from customers obtained from our acquisition of the VisualWebcaster Platform (“VWP”) totaled $451,000 during the fourth quarter of 2019.

Platform and Technology revenue increased $428,000, or 19%, during the fourth quarter of 2019, as compared to the fourth quarter of 2018. The VWP acquisition generated $314,000 of Platform and Technology revenue in the fourth quarter of 2019, which contributed to a significant portion of the increase in Platform and Technology revenue. Also, we generated increased revenue from additional subscriptions of Platform id. During the quarter, we added 36 net, new Platform id. subscriptions to new or existing customers with a total annual contract value of $163,000. This brings our total Platform id. subscriptions as of December 31, 2019 to 255, with an annual contract value of $2,033,000. The increases in overall Platform and Technology revenue were partially offset by the continued decline of our legacy shareholder outreach offering. Revenue from our ACCESSWIRE business decreased 2% compared to the same period of the prior year. Other than the impact of the investment commentary business, ACCESSWIRE revenue increased 36% compared to the fourth quarter of 2018. As a percentage of overall revenue, Platform & Technology revenue increased to 67% of total revenue for the three months ended December 31, 2019, compared to 61% for the same period of 2018.

Services revenue decreased $117,000, or 8%, during the fourth quarter of 2019, as compared to the same period of 2018. The decrease is due to decreases in our print and proxy fulfillment services, transfer agent services, as well as, the continued decline of revenue from our ARS services as we continue to experience customer attrition for ARS services. These decreases were partially offset by the acquisition of VWP, which accounted for $137,000 of Services revenue during the three months ended December 31, 2019.

Gross margin for the fourth quarter of 2019 was $2,653,000, or 67% of revenue, compared to $2,577,000, or 71% of revenue, in the fourth quarter of 2018. Platform and Technology gross margin was 71% during the three months ended December 31, 2019 as compared to 78% for the same period of the prior year. The decrease is primarily related to the addition of VWP, which generated a lower gross margin percentage than our legacy offerings as well as additional distribution and editorial costs related to expanding the capabilities of our newswire business, coupled with the loss of the investment commentary business.

Operating income was $17,000 for the three months ended December 31, 2019, as compared to operating income of $134,000 during the same period of the prior year. Sales and marketing costs increased $255,000 or 35% during the three months ended December 31, 2019, compared to the same period of the prior year. This increase is directly related to investments made in our sales and marketing team, which increased in headcount by over 20% compared to the fourth quarter of 2018. Depreciation and amortization increased over the prior year as well, primarily due to higher amortization associated with the intangible assets acquired in the VWP acquisition. These increases were partially offset by a decrease in product development expense, which decreased $109,000, or 30%, due to a decrease in headcount and consulting expenses. Income tax expense decreased during the fourth quarter of 2019 compared to the same period of the prior year, due in part to lower pre-tax income, as well as, the benefit associated with additional foreign tax credits compared to the prior year.

On a GAAP basis, we generated net income of $69,000, or $0.02 per diluted share, during the three months ended December 31, 2019, compared to $65,000, or $0.02 per diluted share, during the same period of 2018.

Fourth quarter 2019 EBITDA was $423,000, or 11% of revenue, compared to $497,000, or 14% of revenue, during the fourth quarter of 2018. Non-GAAP net income for the fourth quarter of 2019 was $261,000, or $0.07 per diluted share, compared to $437,000, or $0.10 per diluted share, during the fourth quarter of 2018. The Non-GAAP results exclude amortization of intangible assets, stock-based compensation, integration and acquisition costs, the impact of discrete items impacting income tax expense and tax impact of adjustments. Please refer to the tables below for the calculation of EBITDA and the reconciliation of GAAP income and earnings per share to Non-GAAP income and earnings per share.

Financial Results for the Year Ended December 31, 2019:

Total revenue was $16,295,000 for the year ended December 31, 2019, compared to $14,232,000 for 2018, an increase of $2,063,000, or 14%. A majority of the increase in revenue is due to revenue from customers obtained from our VWP acquisition, which totaled $1,927,000 for the year-ended December 31, 2019. Additional revenue of approximately $248,000 from our acquisition of FSCwire in July 2018, also contributed to the increase in revenue for the year ended December 31, 2019.

Platform and Technology revenue increased $2,103,000, or 24%, during 2019, as compared to 2018. As noted above, a majority of the increase came from our acquisitions of VWP and FSCwire, which accounted for $1,600,000 of the increase in Platform and Technology revenue. We also generated increased revenue from the 150, net new subscriptions of Platform id. with annual contract value of $911,000, which were signed during year. Lastly, we generated increase revenue from our ACCESSWIRE business, despite the industry-wide loss of the investment commentary business. Other than the impact of the industry-wide loss of the investment commentary business, organic revenue from our ACCESSWIRE business increased 38% during the year ended December 31, 2019, compared to the prior year. These increases were partially offset by the continued decline of our shareholder outreach offering. As a percentage of overall revenue, Platform & Technology revenue increased to 66% of total revenue for the year ended December 31, 2019, compared to 60% for 2018.

Services revenue decreased $40,000, or less than 1%, during the year ended December 31, 2019, as compared to 2018. The decrease is primarily due to a decline in revenue from our ARS services due to continued client attrition as customers elect to leave the service, as well as, a decline in transfer agent services due to less corporate transactions, directives or actions. These decreases were partially offset by an increase in Services revenue associated with the acquisitions of VWP and FSCwire, which accounted for a combined $575,000 increase in Services revenue during the year ended December 31, 2019.

Gross margin for the year ended December 31, 2019 was $11,215,000, or 69% of revenue, compared to $10,129,000, or 71% of revenue, during of 2018. The decreased gross margin percentage is primarily related to the addition of VWP, which generated a lower gross margin percentage than our legacy offerings, as well as, additional distribution and editorial costs related to expanding the capabilities of our newswire business.

Operating income was $474,000 for the year ended December 31, 2019, as compared to $1,163,000 during the same period of the prior year. Operating income was negatively impacted by increases in general and administrative and sales and marketing expenses due to continued investments in increased headcount and personnel expenses as we position ourselves for growth. Additionally, general and administrative expenses increased due to an increase in bad debt expense of $394,000, primarily due to fully reserving accounts receivable balances related to two former investment commentary customers. Depreciation and amortization expense also increased due to higher amortization associated with intangible assets acquired in the VWP and FSCwire acquisitions.

We experienced an increase in interest income over the prior year due to interest earned on our cash-on-hand and short-term investments. Income tax expense for the year ended December 31, 2019 was $109,000 compared to $373,000 during 2018. The decrease is due in part to lower pre-tax income, as well as, the benefit associated with additional foreign tax credits compared to the prior year.

On a GAAP basis, we generated net income of $686,000, or $0.18 per diluted share, during the year ended December 31, 2019, compared to $837,000, or $0.24 per diluted share, during 2018. The decrease in earnings per share was due in part to lower net income as well as the increase in shares outstanding for the year ended December 31, 2019 due to the secondary offering completed in August 2018.

EBITDA for the year ended December 31, 2019 was $2,141,000, or 13% of revenue, compared to $2,560,000, or 18% of revenue during 2018. Non-GAAP net income for the year ended December 31, 2019 was $1,694,000, or $0.44 per diluted share, compared to $1,969,000, or $0.57 per diluted share for the same period of 2018. The Non-GAAP results exclude amortization of intangible assets, stock-based compensation, integration and acquisition costs, the impact of discrete items impacting income tax expense and tax impact of adjustments. Please refer to the tables below for the calculation of EBITDA and the reconciliation of GAAP income and earnings per share to Non-GAAP income and earnings per share.

Non-GAAP Information

Certain Non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company excludes certain items, such as amortization of intangible assets, stock-based compensation, integration and acquisition costs, the impact of discrete items impacting income tax expense and tax impact of adjustments. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such Non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the Non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The Non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial statements and investors should evaluate them carefully. These Non-GAAP financial measures may differ materially from the Non-GAAP financial measures used by other companies.

CALCULATION OF EBITDA
($ in ‘000’s)

	Three Months ended December 31,
	2019	2018
	Amount	Amount

Net income:	$69	$65
Adjustments:
Depreciation and amortization	406	363
Interest income	(56)	(58)
Income tax expense	4	127
EBITDA:	$423	$497

	Year ended December 31,
	2019	2018
	Amount	Amount

Net income:	$686	$837
Adjustments:
Depreciation and amortization	1,667	1,397
Interest income	(321)	(47)
Income tax expense	109	373
EBITDA:	$2,141	$2,560

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
($ in ‘000’s, except per share amounts)

	Three Months ended December 31,
	2019		2018
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$69	$0.02	$65	$0.02
Adjustments:
Amortization of intangible assets (1)	144	0.04	130	0.03
Stock-based compensation (2)	127	0.03	140	0.05
Integration and acquisition costs (3)	—	—	66	0.01
Tax impact of adjustments (4)	(57)	(0.01)	(71)	(0.02)
Impact of discrete items impacting income tax expense (5)	(22)	(0.01)	107	0.01
Non-GAAP net income:	$261	$0.07	$437	$0.10

	Year ended December 31,
	2019		2018
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$686	$0.18	$837	$0.24
Adjustments:
Amortization of intangible assets (1)	718	0.19	520	0.15
Stock-based compensation (2)	523	0.13	629	0.18
Integration and acquisition costs (3)	112	0.03	114	0.03
Tax impact of adjustments (4)	(284)	(0.07)	(265)	(0.07)
Impact of discrete items impacting income tax expense (5)	(61)	(0.02)	134	0.04
Non-GAAP net income:	$1,694	$0.44	$1,969	$0.57

1)
The adjustments represent the amortization of intangible assets related to acquired assets and companies.
2)
The adjustments represent stock-based compensation expense related to awards of stock options, restricted stock units or common stock in exchange for services. Although the Company expects to continue to award stock in exchange for services, the amount of stock-based compensation is excluded as it is subject to change as a result of one-time or non-recurring projects.
3)
The adjustments represent legal and accounting fees and other non-recurring costs in connection with the acquisition of Filing Services Canada Inc. and VisualWebcaster Platform.
4)
This adjustment gives effect to the tax impact of all non-GAAP adjustments at the current Federal rate of 21%.
5)
The adjustments eliminate discrete items impacting income tax expense. For each of the periods presented, the discrete items relate to either the shortfall or excess stock-based compensation expense or benefit recognized in income tax expense during the periods as well as any return to provision adjustments impacting income tax expense.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date:
February 27, 2020
Time:
4:30 PM ET
Participant:
844-602-0380 | 862-298-0970

Live Webcast: https://www.investornetwork.com/event/presentation/59799

Conference Call Replay Information

The replay will be available beginning approximately 1 hour after the completion of the live event, ending at midnight eastern on March 31, 2020.

Toll-free:
877.481.4010
International:
919.882.2331
Reference ID:
33253

Web replay: http://www.issuerdirect.com/earnings-calls-and-scripts/

About Issuer Direct Corporation
Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id. ™, empowers users by thoughtfully integrating the most relevant tools, technologies, and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in Raleigh, NC, Issuer Direct serves thousands of public and private companies globally. For more information, please visit www.issuerdirect.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs, such as "will," "should," "would," "may," and "could," are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2019, including but not limited to the discussion under "Risk Factors" therein, which the Company will file with the SEC and which may be viewed at http://www.sec.gov/.

For Further Information:
Issuer Direct Corporation
Brian R. Balbirnie
(919)-481-4000
brian.balbirnie@issuerdirect.com

Hayden IR
Brett Maas
(646)-536-7331
brett@haydenir.com

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018
(in thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$15,766	$17,222
Accounts receivable (net of allowance for doubtful accounts of $700 and $534, respectively)	2,051	1,593
Income tax receivable	48	90
Other current assets	141	89
Total current assets	18,006	18,994
Capitalized software (net of accumulated amortization of $2,153 and $1,310, respectively)	1,134	1,957
Fixed assets (net of accumulated depreciation of $181 and $452, respectively)	899	132
Right-of-use asset – leases (See Note 9)	2,127	—
Deferred tax asset	256	—
Other long-term assets	77	35
Goodwill	6,376	5,032
Intangible assets (net of accumulated amortization of $4,937 and $4,219, respectively)	3,515	2,802
Total assets	$32,390	$28,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$266	$371
Accrued expenses	1,151	577
Note payable – short-term (net of discount of $19 as of December 31, 2019) (See Note 4)	301	320
Income taxes payable	310	83
Deferred revenue	1,812	1,249
Total current liabilities	3,840	2,600
Note payable – long-term (net of discount of $45 as of December 31, 2018) (See Note 4)	—	276
Deferred income tax liability	141	413
Lease liabilities – long-term (See Note 9)	2,309	—
Total liabilities	6,290	3,289
Commitments and contingencies (see Note 10)
Stockholders' equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding as of December 31, 2019 and 2018, respectively.	—	—
Common stock $0.001 par value, 20,000,000 shares authorized, 3,786,398 and 3,829,572 shares issued and outstanding as of December 31, 2019 and 2018, respectively.	4	4
Additional paid-in capital	22,275	22,525
Other accumulated comprehensive loss	(16)	(17)
Retained earnings	3,837	3,151
Total stockholders' equity	26,100	25,663
Total liabilities and stockholders’ equity	$32,390	$28,952

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)
Revenues	$3,959	$3,648	$16,295	$14,232
Cost of revenue	1,306	1,071	5,080	4,103
Gross profit	2,653	2,577	11,215	10,129
Operating costs and expenses:
General and administrative	1,174	1,189	5,086	4,085
Sales and marketing	985	730	3,551	3,002
Product development	251	360	1,219	1,276
Depreciation and amortization	226	164	885	603
Total operating costs and expenses	2,636	2,443	10,741	8,966
Operating income	17	134	474	1,163
Interest income, net	56	58	321	47
Net income before income taxes	73	192	795	1,210
Income tax expense	4	127	109	373
Net income	$69	$65	$686	$837
Income per share – basic	$0.02	$0.02	$0.18	$0.25
Income per share - diluted	$0.02	$0.02	$0.18	$0.24
Weighted average number of common shares outstanding - basic	3,796	3,984	3,839	3,415
Weighted average number of common shares outstanding - diluted	3,827	4,017	3,861	3,463

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$686	$837
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	753	359
Depreciation and amortization	1,667	1,397
Deferred income taxes	(528)	(336)
Non-cash interest expense	25	25
Stock-based compensation expense	523	629
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(1,210)	(645)
Decrease (increase) in deposits and prepaid assets	362	743
Increase (decrease) in accounts payable	(117)	(322)
Increase (decrease) in deferred revenue	559	296
Increase (decrease) in accrued expenses	144	(114)
Net cash provided by operating activities	2,864	2,869

Cash flows from investing activities
Purchase of acquired businesses, net of cash received (See Note 4)	(2,788)	(1,123)
Purchase of fixed assets	(420)	(51)
Capitalized software	(20)	(21)
Net cash used in investing activities	(3,228)	(1,195)

Cash flows from financing activities
Payment for stock repurchase and retirement (see Note 7)	(773)	(2,635)
Payment on notes payable (See Note 4)	(320)	(288)
Proceeds from secondary stock offering (see Note 7)	—	13,323
Proceeds from exercise of stock options, net of income taxes	—	747
Payment of dividend	—	(460)
Net cash provided by (used in) financing activities	(1,093)	10,687

Net change in cash	(1,457)	12,361
Cash- beginning	17,222	4,917
Currency translation adjustment	1	(56)
Cash- ending	$15,766	$17,222

Supplemental disclosures:
Cash paid for income taxes	$340	$66
Non-cash activities:
Right-of-use assets obtained in exchange for lease liabilities	$2,856	$—

SOURCE: Issuer Direct Corporation